As filed with the Securities and Exchange Commission on May 5, 2004
Registration No. 333-113611

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Conceptus, Inc. 1021 Howard Avenue San Carlos, CA 94070	97-3170244 (I.R.S. employer identification number)
(650) 628-4700
(Address, including zip code, and
telephone number, including area code,
of registrant’s principal executive offices)
Mark Sieczkarek
President and CEO
Conceptus, Inc.
1021 Howard Avenue
San Carlos, CA 94070
(650) 628-4700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Michael W. Hall, Esq.
Ora T. Fisher, Esq.
Latham & Watkins
135 Commonwealth Drive
Menlo Park, California 94070
(650) 328-4600

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 5, 2004

CONCEPTUS, INC.

2,995,000 Shares of Common Stock

     This prospectus covers up to 2,995,000 shares of Conceptus’ common stock that may be offered for sale by the stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares. The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See “Plan of Distribution.”

     We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares. The selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

     Our common stock is traded on the Nasdaq National Market under the symbol “CPTS.” On May 3, 2004 the last sale price for the common stock as reported on the Nasdaq National Market was $11.50.

Investing in the common stock involves certain risks.
See “Risk Factors” on page 2.

     Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 5, 2004.

We have not authorized any dealer, salesperson or other person to give any information or make any representations that differ from what is contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or seek offers to buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current only as of its date.

SUMMARY OF OUR BUSINESS

     We develop, manufacture and market Essure™, an innovative and proprietary non-incisional permanent birth control device for women. Essure is a soft and flexible micro-insert delivered into a woman’s fallopian tubes designed to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The Essure placement procedure is typically performed as an outpatient procedure and is intended to be a less invasive and a less costly alternative to tubal ligation, the leading form of birth control in the United States and worldwide.

     Conceptus is a Delaware corporation formed in 1992. Our principal executive offices are located at 1021 Howard Avenue, San Carlos, California 94070, telephone (650) 628-4700.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the risk factors contained in our most recent filing on Form 10-K and all other information contained in and incorporated by reference in this prospectus before deciding to purchase shares of our common stock. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption “Risk Factors” and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

THE SELLING STOCKHOLDERS

     The following table provides information regarding the shares held as of March 3, 2004 and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all, some or none of their shares using this prospectus, only an estimate can be given as to the number and percentage of shares that each selling stockholder will hold upon termination of this offering. Our estimate assumes all of the shares being offered under this prospectus are sold by the selling stockholders and is based on an aggregate of 24,933,859 shares of common stock issued and outstanding as of March 3, 2004. We sold the shares to the selling stockholders in a private placement transaction for $8.50 per share on February 25, 2004. In connection with the sale, we agreed to file a registration statement providing for the resale of the shares as described in this prospectus.

				Shares and
				Percentage
	Number of Shares			Owned After
	Owned			the Offering
	Prior to this	Number of Shares
Selling Stockholder(1)	Offering	Being Offered		Shares	Percentage
The Small-Cap Growth Equity Portfolio, a series of Delaware Pooled Trust	56,500	56,500	(2)	0	*
Delaware VIP Trend Series, a series of Delaware VIP Trust	298,400	298,400	(2)	0	*
Delaware Trend Fund, a series of Delaware Group Equity Funds III	840,700	840,700	(2)	0	*
Roszel/Delaware Trend Portfolio, a series of MLIG Variable Insurance Trust	35,900	35,900	(2)	0	*
MFS Series Trust XI, on behalf of one of its series MFS Mid Cap Value Fund (MDV)	418,000	218,000	(3)	200,000	*
MFS/Sun Life Series Trust, on behalf of one of its series, Mid Cap Value Series (MVS)	23,000	8,000	(3)	15,000	*
MFS Series Trust I, on behalf of one of its series, MFS New Discovery Fund (NDF)	1,014,800	425,000	(3)	589,800	2.37%

				Shares and
				Percentage
	Number of Shares			Owned After
	Owned			the Offering
	Prior to this	Number of Shares
Selling Stockholder(1)	Offering	Being Offered		Shares	Percentage
MFS Series Trust X, on behalf of one of its series, MFS New Endeavor Fund (NEF)	321,200	93,000	(3)	228,200	*
MFS/Sun Life Series Trust, on behalf of one of its series, New Discovery Series (NWD)	188,000	80,000	(3)	108,000	*
MFS Variable Insurance Trust, on behalf of one of its series, MFS New Discovery Series (VND)	419,400	176,000	(3)	243,400	*
Entities controlled by Westfield Capital Management	400,000	400,000	(4)	0	*
Entities controlled by Chilton Investment Company, Inc.	350,000	350,000	(5)	0	*
Mark M. Sieczkarek(6)	5,000	5,000		0	*
Michael A. Baker(7)	2,500	2,500		0	*
Thomas Bonadio(7)	8,300	3,000		5,300	*
Peter L. Wilson(7)	7,000	3,000		4,000	*
Total	4,388,700	2,995,000		1,393,700

*Less than 1% of the total shares of Common Stock issued and outstanding as of March 3, 2004

(1) Except as listed below, we are unaware of any other material relationship between these selling shareholders and Conceptus in the past three years, other than as a result of ownership.

(2) The selling stockholder has appointed Delaware Management Company (“DMC”), a series of Delaware Management Business Trust, an affiliate of Delaware Management Holdings, Inc., as its investment advisor. DMC has been given discretionary voting and dispositive control over the shares. In addition, DMC, as investment advisor, and not beneficially, exercises voting and dispositive control over 1,684,300 shares on behalf of other client accounts.

(3) The selling stockholder has appointed MFS Investment Management (“MFS”) as its investment advisor. MFS has been given discretionary voting and dispositive control over the shares. In addition, MFS, as investment advisor, and not beneficially, exercises voting and dispositive control over 738,530 shares on behalf of other client accounts.

(4) Includes 80,000 shares held by Westfield Life Sciences Fund LP and 320,000 shares held by Westfield Life Sciences Fund II LP.

(5) Includes 109,125 shares held by Chilton Small Cap Partners, L.P. and 240,875 shares held by Chilton Small Cap International, L.P.

(6) Member of our board of directors and our Chief Executive Officer.

(7) Member of our board of directors.

PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. When we use the term “selling stockholders” in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in “The Selling Stockholders.”

     Selling stockholders may sell shares from time to time in a number of ways, including:

•	in block transactions;

•	on the Nasdaq National Market or other national securities exchange on which the shares are traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the shares;

•	through short sales of shares; or

•	through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders. Certain of the selling stockholders have advised us that they are affiliates of broker-dealers and that they purchased the shares being offered under this prospectus in the ordinary course of their respective businesses.

     The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

     The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act. The prospectus supplement will disclose:

•	the names of the selling stockholder and the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

     We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for Conceptus by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

     The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement. For further information about Conceptus and the shares, reference is made to the registration statement.

     Conceptus is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC. You can inspect and copy reports and other information filed by Conceptus with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including Conceptus, that file electronically with the SEC.

     The following documents are incorporated by reference in this prospectus:

(a)	Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Conceptus’ Annual Report on Form 10-K/A, containing audited financial statements for each of the years in the three-year period ended December 31, 2003.

(b)	The description of common stock contained in Conceptus’ registration statement on Form 8-A (File No. 0-27596) filed with the SEC on December 26, 1995, and on Form 8-A12G filed with the SEC on February 28, 1997.

(c)	Conceptus’ Current Reports on Form 8-K filed with the SEC on February 11, 2004, February 26, 2004, February 26, 2004, March 1, 2004, March 5, 2004, April 6, 2004, April 21, 2004 and April 22, 2004.

     All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein). Upon request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933. Requests for such copies should be addressed to Gregory Lichtwardt, Executive Vice President and Chief Financial Officer, Conceptus, Inc., 1021 Howard Avenue, San Carlos, California 94070 (telephone number (650) 628-4700).

2,995,000 SHARES

CONCEPTUS, INC.

COMMON STOCK

PROSPECTUS

May 5, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses relating to the registration of the shares will be borne by Conceptus. Such expenses are set forth in the table below.

Securities Act Registration Fee	4,990
Nasdaq National Market Listing Fee	17,500
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*	6,500
Transfer Agent’s Fee	1,500
Miscellaneous*	6,010

Total*	$86,500

     *     Estimated.

Item 15. Indemnification of Directors and Officers.

          Conceptus’ Amended and Restated Certificate of Incorporation, as amended provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of Conceptus shall not be personally liable to Conceptus or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to Conceptus or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of Conceptus’ Amended and Restated Certificate of Incorporation is to eliminate the rights of Conceptus and its stockholders (through stockholders’ derivative suits on behalf of Conceptus) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Conceptus or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, Conceptus’ Amended and Restated Certificate of Incorporation provides that Conceptus shall indemnify to the fullest extent permitted by law its directors, officers and employees and persons serving at any other enterprise as a director, officer or employee at Conceptus’ request against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

          In addition, Conceptus has entered into agreements with certain directors and officers of Conceptus pursuant to which Conceptus has agreed to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Conceptus or any subsidiary of Conceptus, due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at the request of Conceptus as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Conceptus and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 16. Exhibits.

          The following documents are filed as part of this registration statement.

Exhibit Number	Description

4.1+	Form of Stock Purchase Agreement by and among Conceptus, Inc. and the selling stockholders.

5.1+	Opinion of Latham & Watkins.

23.1	Consent of Independent Accountants.

23.2+	Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

_________________

+  Previously Filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on May 5, 2004.

CONCEPTUS, INC.,
a Delaware corporation

By:	/s/ Mark Sieczkarek

Mark Sieczkarek
President and CEO

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kathryn Tunstall	Chairman of the Board of Directors	May 5, 2004

/s/ Mark Sieczkarek Mark Sieczkarek	President and CEO (Principal Executive Officer)	May 5, 2004

/s/ Greg E. Lichtwardt Greg E. Lichtwardt	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2004

Signature	Title	Date

* Marie-Helene Plais-Cotrel	Director	May 5, 2004

* Sanford Fitch	Director	May 5, 2004

* Florence Comite, M.D.	Director	May 5, 2004

* Robert V. Toni	Director	May 5, 2004

* Peter L. Wilson	Director	May 5, 2004

* Michael W. Baker	Director	May 5, 2004

* Thomas F. Bonadio	Director	May 5, 2004

*By:	/s/ Greg Lichtwardt
Greg Lichtwardt
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1+	Form of Stock Purchase Agreement by and among Conceptus, Inc. and the selling stockholders.

5.1+	Opinion of Latham & Watkins.

23.1	Consent of Independent Accountants.

23.2+	Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

+  Previously Filed.